Exhibit 4.1


NEITHER THIS PROMISSORY NOTE NOR THE SHARES INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW. THE COMPANY WILL NOT TRANSFER THIS PROMISSORY NOTE OR THE UNDERLYING SHARES UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH PROMISSORY NOTE OR SUCH SHARES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR
(ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ALL APPLICABLE STATE SECURITIES LAWS.

                           MEDICAL NUTRITION USA, INC.
                           CONVERTIBLE PROMISSORY NOTE

$200,000                                                       December 5, 2003


         Medical Nutrition USA, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to ________ ("Lender"), on the Maturity Date (as hereinafter defined), the principal amount of Two Hundred Thousand Dollars ($200,000). Unless converted into shares of the Company's capital stock, all sums of principal and interest (if any) due pursuant to this Note shall be due and payable in a single installment on the third (3rd) anniversary of the date of this Note ("Maturity Date") at the principal office of the Company at 10 West Forest Avenue, Englewood, New Jersey 07631 in currency of the United States of America. Upon fifteen (15) days' prior written notice to the Lender, the Company may, without penalty or additional fees, prepay in whole or in part the principal sum, plus accrued interest to date of payment, of this Note. The obligations of the Company under this note are unsecured.

         1. Interest. This Note shall accrue simple interest at a rate tied to the increase in projected Product (as defined below) sales resulting from the publication and dissemination of the Clinical Trial (as defined below) results as follows: For every one percent (1%) increase in actual Product sales over the $9,043,000 in projected sales for the period commencing July 1, 2004 and ending on July 1, 2005 (the "Sales Period"), the Note will accrue one half percent (1/2%) simple interest up to a maximum of ten percent (10%) simple interest per annum. By way of example, if actual Product sales for the Sales Period exceed the projected sales by sixteen percent (16%), the Note would accrue simple interest at the rate of eight percent (8%) per annum. Interest (if any) will accrue from the date of issuance of this Note through and including the first to occur of the Maturity Date or the date this Note is converted pursuant to
Section 4 below. For purposes of this Note, (a) the term "Product" means a branded nutritional supplement called Pro-Stat(TM), which is an enzymatic hydrolyzed protein supplement used to treat unintended weight loss, malnutrition and pressure ulcers; and (b) the term "Clinical Trial" means a clinical trial of the Product on sufficient numbers of patients to establish the Product's safety and efficacy for the desired claims and indications, as more specifically defined by the rules of the United States Food and Drug Administration or its equivalent.

         2. Waiver. The Company and any and each other person or entity liable for the payment or collection of this Note expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, bringing of suit and diligence in taking any action to collect amounts called for under this Note, and shall be directly and primarily liable for the payment of all sums owing and to be owing on this Note, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for under this Note.

         3. Costs of Collection. The Company agrees to pay all reasonable costs, including reasonable attorneys' fees, incurred by the Lender in collecting or enforcing payment of this Note in accordance with its terms.

         4. Conversion.

                  a. The entire unpaid balance of principal of this Note, and all accrued and unpaid interest (if any) on this Note, may be converted at any time prior to the Maturity Date, at the option of the Lender upon written notice (and delivery of this Note) to the Company, into shares of Common stock of the Company at a conversion price per share equal to $2.25.

                  b. As promptly as practicable after the conversion of this Note, the Company at its expense will issue and deliver to the Lender, upon surrender of this Note, a certificate or certificates for the number of full shares of equity securities issuable upon such conversion. No fractional shares shall be issued in connection with any conversion under this Note, but in lieu of such fractional shares, the Company shall round up the number of shares to be received upon conversion of this Note to the next whole share of stock.

         5. Usury Savings Clause. Notwithstanding any provision of this Note, the Company shall not and will not be required to pay interest at a rate or any fee or charge in an amount prohibited by applicable law. If interest or any fee or charge payable on any date would be prohibited, then such interest, fee or charge will be automatically reduced to the maximum amount that is not prohibited. In the event that Lender receives payment of any interest, fee, or charge that would cause the amount so received to exceed the maximum amount permitted under applicable law, then, to the extent that the amount so received exceeds the maximum amount permitted under applicable law: (a) in the first instance, the amount received shall be applied to principal and (b) in the second instance, in the event that the principal amount of this Note has been paid in full, the remaining amount so received shall be deemed to be a loan from the Company to Lender, repayable upon the demand of the Company with interest at the legal rate from the date of Lender's receipt of each payment in excess interest, fees, or charges.

         6. Representations of Lender.

                  a. Acquisition for Personal Account. Lender represents and warrants that he is acquiring this Note and the Conversion Shares (as defined below) (the "Securities") solely for his own account for investment and not with a view to or for sale or distribution thereof. Lender also represents that the entire legal and beneficial interests he may acquire in the Securities are being acquired for, and will be held for, Lender's account only.

                  b. Securities Are Not Registered. Lender understands that the Securities have not been registered under the Securities Act of 1933, as amended, on the basis that no distribution or public offering of the securities of the Company is to be effected. Lender realizes that the basis for the exemption may not be present if, notwithstanding his representations, Lender has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the Securities. Lender has no such present intention.

                  c. Accredited Investor. Lender is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

         7. Covenants of the Company.

                  a. Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Note by Company and the performance of the Company's obligations hereunder, including the issuance and delivery of this Note and the shares of equity securities issuable upon conversion of this Note (the "Conversion Shares") and the reservation of the Conversion Shares has been taken or will be taken prior to the issuance of such Conversion Shares. This Note, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors. The Conversion Shares, when issued in compliance with the provisions of this Note, will be validly issued, fully paid and nonassessable and free of any liens or encumbrances.

                  b. No Impairment. Except and to the extent as waived or consented to by Lender, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of Lender against impairment.

         8. Default. Each of the following events shall be an "Event of Default" hereunder:

                  a. the Company fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within twenty
         (20) business days thereafter;

                  b. the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

                  c. an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within ninety (90) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

                  Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, be immediately due, payable and collectible by Lender pursuant to applicable law.

         9. Miscellaneous

                  a. The Company hereby agrees that no failure on the part of the Lender to exercise any power, right or privilege hereunder, or to insist upon prompt compliance with the terms hereof, shall constitute a waiver thereof.

                  b. The Lender shall not be deemed, by any act of omission or commission, to have waived any of his rights or remedies hereunder unless such waiver is in writing and signed by the Lender, and then only to the extent specifically set forth in writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of the Lender to exercise any right, whether before or after an Event of Default, shall impair any such right or shall be construed to be a waiver of any right or default, and the acceptance at any time by the Lender of any past due amounts shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

                  c. The remedies of the Lender in this Note or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of the Lender, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

                  d. Lender shall not become or be deemed a partner or joint venturer with the Company by reason of any provisions of this Note.

                  e. If any amount of principal or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceding Business Day. "Business Day" means any day other than a Saturday, Sunday, statutory holiday or other day on which banks in the State of Delaware are required by law to close or are customarily closed.

                  f. If any of the provisions of this Note or the application thereof to any persons or circumstances shall, to any extent, be held to be invalid or unenforceable, the remainder of this Note by the application of such provision or provisions to persons or circumstances other than those as for whom or of which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

                  g. The terms of this Note shall apply to, inure to the benefit of, and bind all parties hereto, their heirs, legatees, devisees, administrators, executors, successors, assigns or any entity formed as a result of the Company reincorporating in another jurisdiction. Notwithstanding any provision of this Note to the Contrary, in addition to complying with applicable securities laws, the Holder must obtain the written consent of the Company prior to assigning this Note.

                  h. Time is of the essence of this Note and the performance of all provisions hereof.

                  i. This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Lender of this Note or his attorney duly authorized in writing. Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered Lender.

                  j. This Note is governed by and construed in accordance with the laws of the State of Delaware.

                  k. The Lender will not be entitled to vote, receive dividends or exercise any of the rights of the holders of the Company's equity securities for any purpose prior to the conversion of this Note.


                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first set forth above.


         "Company"                      Medical Nutrition USA, Inc.

                                        By:
                                           -------------------------------------

                                        Print Name:
                                                   -----------------------------

                                        Title:
                                              ----------------------------------

ACKNOWLEDGED AND AGREED

         "Lender"

                                        By:
                                           -------------------------------------


                            [Signature Page to Note]